UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities and Exchange Act


                                 March 15, 2005
                                 Date of Report
                        (Date of earliest event reported)


                                 ALPHATRADE.COM
                                 --------------
             (Exact name of registrant as specified in its charter)



           Nevada                          0-25631             98-0211652
 ------------------------------        ---------------      ------------------
(State or other Jurisdiction of       (Commission File      (I.R.S. Employer
 Incorporation or Organization)             Number)         Identification No.)



                        #1322 - 1111 West Georgia Street
                       Vancouver, British Columbia, Canada
                                     V6E 4M3
                    (Address of Principal Executive Offices)


                                 (604) 681-7503
                         (Registrant's Telephone Number)


                                       N/A
          (Former Name or Former Address if changed Since Last Report)





Item 9.01      Financial Statements and Exhibits.

               (a)  Financial Statements of Businesses Acquired.

                    None, not applicable.

               (b)  Pro Forma Financial Information.

The Company has established a history of improved cash flows. Any doubt about its ability to continue in operation for the next 12 months has been eliminated by its vastly improved cash flow and positive cash flow in the first two months of 2005. The Company went from a negative cash flow from operations of $944,717 in 2003 to a negative of only $52,713 in 2004.

-Dramatic sales increases. Sales increased from $939,868 in 2003 to $1,918,756 in 2004. This is an increase of 204%. The Company expects a similar increase in 2005. The Company's unaudited sales in the first two months of 2005 were $446,389, which annualizes to $2,678,334.

-Fixed costs let margins grow. The Company's costs of sales are largely fixed costs. The Company pays a minimum monthly fee to most of the exchanges for the data feeds it markets. AlphaTrade's gross profit increases significantly as its sales grow. The gross margin grew from 10% in 2003 to 31% in 2004. The cost of sales increases at only 48% of the rate of the growth in sales.

-2005, expected to yield up to $2 million in gross profit. The Company projects revenues of approximately $5,000,000 for 2005. The estimated gross profit on $5,000,000 in sales should be $2,200,000. Even at a conservative $4,000,000 in projected revenues the estimated gross margin would be $1,700,000. (By comparison, an old-line industrial company would need as much as $20 million in revenue to yield $2 million in gross profit.)

-Enhanced profitability due to a stable, growing subscriber base. Because of the difficulties inherent in building enthusiastic subscriber bases without massive capital expenditures, companies like AlphaTrade often take four or five years to mature. AlphaTrade's subscriber base is healthy and growing - and its projected profitability is a result of its success in building a critical mass of motivated supporters who also happen to be subscribers and, in a growing number of cases, investors.

-No increase in overhead. In 2004 the Company incurred cash expenses of $1,364,097. We expect that our overhead will be about the same in 2005. Any increase in overhead would be in advertising and marketing expense, however we budget our marketing expenses according to our cash availability. This means that we will only increase advertising if we raise money though the sale of our shares in a private placement or public offering. This also means that we expect to be cash flow positive from operations in 2005. We have had positive cash flow of about $100,000 in the first 2 months of this year.

-Proven capital-raising track record to be enhanced. The Company has a proven track record of raising the money it needs to fund its growth and operations. In 2003 we raised almost $890,000. We raised only $150,000 in 2004 because of our reduced need for capital. We are offering 5,000,000 shares of its common stock in a private placement at $0.40 per share. If the private placement were completed the Company would receive net proceeds of approximately $1,750,000.

-The Company's liquidity is adequate. As of December 31, 2004 we had $79,339 in the bank. This is more than our negative cash flow from operations in 2004. Our current liabilities of $2,131,067 did exceed our current assets. But when the liabilities to the Company's founders of $1,569,680 and deferred income of $181,963 are excluded the deficit is only about $300,000. We have paid our accounts payable down to $100,000 as of February 28, 2005 and we are current with all of our creditors.

               (c)  Exhibits.

                    None, not applicable.









                                   SIGNATURES


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            ALPHATRADE.COM



DATED:   March 15, 2005                /s/  Penny Perfect
                                       -----------------------
                                            Penny Perfect, CEO